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                                                                   EXHIBIT 11.01

                                 THE 3DO COMPANY
                      COMPUTATION OF NET LOSS PER SHARE(1)
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                        THREE MONTHS ENDED
                                                              JUNE 30,
                                                    ------------------------------
                                                        1996              1995
                                                    ------------      ------------
Net loss                                            ($    10,391)     ($     7,928)
                                                    ============      ============
Weighted average number of shares outstanding:
     Preferred stock                                           0                 0
     Common stock                                     26,618,240        24,479,182
                                                    ------------      ------------
Common and common equivalent shares                   26,618,240        24,479,182
                                                    ============      ============
Net loss per common and common equivalent share     ($      0.39)     ($      0.32)
                                                    ============      ============

(1) This schedule should be read with Note 7 - Net Loss Per Share in the Condensed Notes to Consolidated Financial Statements.